                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                      New England Business Service, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                      NEW ENGLAND BUSINESS SERVICE, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 23, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of New England Business Service, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 500 Main Street, Groton, Massachusetts, on Friday, October 23, 1998 at 10:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:

  1. To fix the number of directors and elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 26, 1999; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on August 28, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 27, 1998, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the accompanying Proxy Statement.

  The business matters enumerated above are discussed more fully in the accompanying Proxy Statement. Whether or not you plan to attend the meeting, you are urged to study the Proxy Statement carefully and then to fill out, sign and date the enclosed Proxy. To avoid unnecessary expense, please mail your Proxy promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

                                          By order of the Board of Directors

                                          Craig Barrows
                                          Secretary

September 11, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                      NEW ENGLAND BUSINESS SERVICE, INC.

                                500 MAIN STREET
                          GROTON, MASSACHUSETTS 01471

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 23, 1998

  The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of New England Business Service, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held on Friday, October 23, 1998 and at any adjournment thereof (the "Meeting").

  It is expected that copies of the Notice of Meeting, this Proxy Statement and the enclosed form of Proxy will be mailed on or about September 11, 1998 to each stockholder entitled to vote at the Meeting. The Company's Annual Report to Stockholders for the fiscal year ended June 27, 1998 accompanies this Proxy Statement.

                               VOTING SECURITIES

  Only the record holders of shares of common stock, $1.00 par value, of the Company ("Common Stock") at the close of business on August 28, 1998 may vote at the Meeting. Each share of Common Stock is entitled to one vote on the matters to be voted upon at the Meeting.

  On August 28, 1998, there were 14,337,819 shares of Common Stock issued and outstanding. The following table sets forth certain information regarding the Common Stock owned as of that date (except as noted below) by each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise indicated in the footnotes to this table, the Company believes that each of the persons or entities named in this table has sole voting and investing power with respect to all the shares of Common Stock indicated.

               NAME AND ADDRESS                    AMOUNT AND NATURE
              OF BENEFICIAL OWNER               OF BENEFICIAL OWNERSHIP PERCENT
              -------------------               ----------------------- -------
Jay R. Rhoads, Jr. ............................       1,568,200(1)       10.93
 New England Business Service, Inc.
 500 Main Street
 Groton, MA 01471
David L. Babson & Company Inc..................       1,276,100(2)        8.90
 1 Memorial Drive
 Cambridge, MA 02142
Royce & Associates, Inc. ......................       1,183,800(3)        8.26
 1414 Avenue of the Americas
 New York, NY 10019
Palisade Capital Management, L.L.C. ...........       1,042,600(4)        7.27
 One Bridge Plaza
 Fort Lee, NJ 07024
FMR Corp. .....................................         730,100(5)        5.09
 82 Devonshire Street
 Boston, MA 02109

--------
(1) Includes 5,000 shares which may be acquired within 60 days of August 28, 1998 through the exercise of stock options. Also includes 85,768 shares owned by Mr. Rhoads's wife, as to all of which Mr. Rhoads disclaims beneficial ownership.

(2) As reported in, and based solely upon, an Amendment No. 2 to Schedule 13G dated January 15, 1998, filed with the Securities and Exchange Commission by David L. Babson & Company Inc.
(3) As reported in, and based solely upon, an Amendment No. 1 to Schedule 13G dated February 4, 1998, filed with the Securities and Exchange Commission by Royce & Associates, Inc. (the "Royce Schedule 13G"). According to the Royce Schedule 13G, of the 1,183,800 shares of Common Stock owned collectively by Royce & Associates, Inc. and its affiliates (the "Royce Shares"), (i) Royce & Associates, Inc. beneficially owns 1,120,000 of the Royce Shares, (ii) Royce Management Company beneficially owns 63,800 of the Royce Shares, and (iii) Charles M. Royce beneficially owns 1,183,800 of the Royce Shares.
(4) As reported in, and based solely upon, an Amendment No. 1 to Schedule 13G dated January 30, 1998, filed with the Securities and Exchange Commission by Palisade Capital Management, L.L.C.
(5) As reported in, and based solely upon, an Amendment No. 7 to Schedule 13G dated December 31, 1997, filed with the Securities and Exchange Commission by FMR Corp.

  On August 28, 1998, the directors, the Chief Executive Officer and the other individuals named in the Summary Compensation Table (the "Named Executive Officers") beneficially owned the number of shares of Common Stock shown below:

                                                  AMOUNT AND NATURE
 NAME AND ADDRESS                                   OF BENEFICIAL
OF BENEFICIAL OWNER                               OWNERSHIP(1)(2)(3) PERCENT(1)
-------------------                               ------------------ ----------
Peter A. Brooke..................................        26,497(4)       *
Robert L. Gable..................................         8,000          *
Benjamin H. Lacy.................................        18,892          *
Herbert W. Moller................................         7,100(5)       *
Robert J. Murray.................................       287,544(6)      1.97
Jay R. Rhoads, Jr................................     1,568,200(7)     10.93
Richard H. Rhoads................................        68,178(8)       *
Brian E. Stern...................................         4,000(9)       *
M. Anne Szostak..................................         1,000(10)      *
Edward M. Bolesky................................        72,172          *
Robert S. Brown, Jr..............................        78,694          *
John F. Fairbanks................................        26,286          *
Theodore Pasquarello.............................       378,218(11)     2.64
All Directors and Executive Officers as a Group
 (17 persons)....................................     2,642,135(12)    17.74

--------
  *Less than one percent
 (1) The number and percent of the outstanding shares of Common Stock with respect to each named beneficial owner treat as outstanding all shares which may be acquired by such person within 60 days of August 28, 1998.
 (2) Includes shares which may be acquired within 60 days of August 28, 1998 through the exercise of stock options as follows: Mr. Brooke, 5,000 shares; Mr. Gable, 3,000 shares; Mr. Lacy, 4,225 shares; Mr. Moller, 3,000 shares; Mr. Murray, 233,497 shares; Jay R. Rhoads, Jr., 5,000 shares; Richard H. Rhoads, 44,000 shares; Mr. Stern, 1,000 shares; Mr. Bolesky, 65,639 shares; Mr. Brown, 70,869 shares; Mr. Fairbanks, 23,825 shares; Mr. Pasquarello, 12,500 shares; and all directors and executive officers as a group, 554,807 shares.
 (3) Includes shares owned by the following persons and held in an account by the trustee of The 401(k) Plan for Employees of New England Business Service, Inc.: Mr. Murray, 1,608 shares; Mr. Bolesky, 5,047 shares; Mr. Brown, 5,032 shares; Mr. Fairbanks, 1,433 shares; and Mr. Pasquarello, 338 shares.
 (4) Includes 12,468 shares owned by Mr. Brooke's wife, as to all of which shares Mr. Brooke disclaims beneficial ownership.
 (5) Includes 4,100 shares owned jointly by Mr. Moller and Mr. Moller's wife.
 (6) Includes 52,439 shares owned jointly by Mr. Murray and Mr. Murray's wife.

 (7) Includes 85,768 shares owned by Mr. Rhoads's wife, as to all of which Mr. Rhoads disclaims beneficial ownership.
 (8) Includes 1,000 shares owned by Mr. Rhoads's wife individually and 841 shares owned by his wife and a co-trustee of a trust for the benefit of Mr. Rhoads's children, as to all of which shares Mr. Rhoads disclaims beneficial ownership.
 (9) Includes 1,000 shares owned by Mr. Stern's wife, as to all of which shares Mr. Stern disclaims beneficial ownership.
(10) Shares owned jointly by Ms. Szostak and Ms. Szostak's husband.
(11) Includes 365,217 shares owned by Cambria Corporation, of which Mr. Pasquarello is the president, sole director and sole stockholder.
(12) Including 101,077 shares owned by trusts or custodians for the benefit of dependent children of directors and executive officers, or by spouses or dependent children of directors and executive officers, as to all of which shares the directors and executive officers disclaim beneficial ownership; 66,922 shares jointly owned by executive officers or directors and their spouses; and 15,027 shares held for the accounts of executive officers by the trustee of The 401(k) Plan for Employees of New England Business Service, Inc.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for a Board of Directors of not fewer than three nor more than nine directors. The Company's Board of Directors currently consists of nine members. Peter A. Brooke and Jay R. Rhoads, Jr., directors since 1989 and 1955, respectively, have decided not to stand for re-election. The persons named as proxies in the accompanying form of Proxy intend (unless authority to vote therefor is specifically withheld) to vote to fix the number of directors for the ensuing year at seven and to vote for the election of the seven persons named below, being the nominees of the present Board, as directors to hold office until the next Annual Meeting and until their respective successors are elected and qualified. All of the nominees were re-elected to their position at the 1997 Annual Meeting, except that M. Anne Szostak was elected to her position by the other directors on January 23, 1998. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

  Information regarding each nominee is presented below.

  Robert J. Murray, age 57, was elected Chief Executive Officer and Chairman of the Board in December 1995. Mr. Murray has been a director of the Company since 1991. Mr. Murray retired from The Gillette Company in 1995 having been with that company for more than 34 years. From January 1, 1991 until his retirement in 1995, Mr. Murray was Executive Vice President, North Atlantic Group of Gillette. During 1990, he served as Vice President, Chairman's Office, of Gillette and from 1985 to 1989 as Chairman of the Board of Management of Braun AG, one of Gillette's German subsidiaries. Mr. Murray is a director of Fleet National Bank, LoJack Corporation, Hannaford Bros. Co. and Allmerica Financial Corporation.

  Robert L. Gable, age 67, has been a director of the Company since July 1996. Mr. Gable has been Chairman of Unitrode Corporation since 1990, and was Chief Executive Officer of Unitrode from 1990 to November 1997. From 1988 to 1990, Mr. Gable was a management consultant. From 1985 until 1988, Mr. Gable was President and Chief Executive Officer of Computervision Corporation. Mr. Gable is a director of Unitrode Corporation and Ibis Technology Corporation.

  Benjamin H. Lacy, age 72, has been a director of the Company since 1970. His principal occupation is as President of the Clipper Ship Foundation, Inc., a grant-making charitable foundation. Prior to his retirement in May 1995, Mr. Lacy was of counsel to the law firm of Hill & Barlow, a Professional Corporation, which served as general counsel to the Company from 1973 to 1998.

  Herbert W. Moller, age 56, has been a director of the Company since July 1996. Mr. Moller retired from The Gillette Company in January 1998 having been with that company for 32 years. From 1992 until his retirement in 1998, Mr. Moller was Vice President, Finance and Strategic Planning, Gillette North Atlantic Group. From 1989 through 1992, Mr. Moller was Vice President of Management Information Systems of Gillette.

  Richard H. Rhoads, age 68, joined the Company in 1965 and has been a director since 1970. From 1975 to 1991, he was Chief Executive Officer. His principal occupation since 1988 was his position as Chairman of the Board, a position from which he retired in 1995. Since 1980, Mr. Rhoads has served as a member of the Executive Committee of the Board. Mr. Rhoads is the brother of Jay R. Rhoads, Jr.

  Brian E. Stern, age 50, has been a director of the Company since April 1995. Mr. Stern has been President of the Office Document Products Group and Corporate Senior Vice President of Xerox Corporation since 1994. From 1993 to 1994, Mr. Stern was President of the Personal Document Products Division of Xerox. From 1992 to 1993, Mr. Stern was Vice President of Corporate Business Strategy of Xerox and from 1990 to 1992, Vice President, Finance, Development and Manufacturing of Xerox. Mr. Stern is a director of HON Industries, Inc.

  M. Anne Szostak, age 48, has been a director of the Company since January 1998. Ms. Szostak has been Executive Vice President and Corporate Director of Human Resources of Fleet Financial Group, Inc. since March 1998. From 1994 to March 1998, Ms. Szostak was Senior Vice President and Corporate Director of Human Resources for Fleet Financial Group, Inc. From 1991 to 1994, Ms. Szostak was Chairman, President and Chief Executive Officer of Fleet Bank of Maine. Ms. Szostak is a director of Providence Energy Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has standing audit, organization and compensation, stock option, nominating and executive committees of the Board of Directors.

  The Audit Committee is composed of Messrs. Moller (Chairman), Lacy and Stern. The Committee met three times during the last fiscal year. The Committee reviewed the matters raised in the management letter which was submitted to the Committee by the Company's independent public accounting firm, Deloitte & Touche LLP, and discussed the letter and other matters with representatives of Deloitte & Touche LLP. The Committee also recommended to the Board of Directors the selection of Deloitte & Touche LLP to serve as the Company's auditors for the fiscal year ending June 26, 1999.

  The Organization and Compensation Committee reviews and makes recommendations to the Board of Directors concerning the election of officers and the compensation of the officers and directors. The Committee is composed of Messrs. Lacy (Chairman), Brooke and Gable. The Committee met one time during the last fiscal year.

  The Stock Option Committee, which administers and awards options under the NEBS 1990 Key Employee Stock Option and Stock Appreciation Rights Plan and NEBS 1994 and 1997 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plans, is composed of Messrs. Lacy (Chairman), Brooke and Gable. The Committee met three times during the last fiscal year.

  The Nominating Committee is composed of Messrs. Brooke (Chairman), Jay R. Rhoads, Jr. and Stern. The function of the Nominating Committee is to recommend to the Board of Directors persons to be nominated for election as directors by the stockholders at the Annual Meeting of Stockholders or by the Board of Directors to fill vacancies. The Nominating Committee recommended to the Board of Directors Ms. Szostak for election as a director in January 1998 and the persons nominated for election as directors by the Stockholders at the Annual Meeting to be held October 23, 1998.

  The Executive Committee, composed of Messrs. Murray (Chairman), Lacy, Moller and Richard H. Rhoads, met or acted by unanimous written consent nine times during the last fiscal year.

  The Board of Directors met eight times during the last fiscal year. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

  Directors of the Company generally receive as compensation for all services as directors $12,000 per year plus $1,000 for each board meeting and each meeting (not held on the same day as a board meeting) of any committee of the board which they attend. In fiscal year 1998, Benjamin H. Lacy received an additional $20,000 as compensation for his services as Chairman of the Organization and Compensation Committee, Chairman of the Stock Option Committee and as recording secretary to the board. Robert J. Murray received no compensation for his services as director.

  All directors of the Company elected at the 1997 Annual Meeting of Stockholders and not actively employed by the Company were granted stock options pursuant to The NEBS 1997 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan with an exercise price determined by the market value of the Company's Common Stock on the tenth day following such Annual Meeting. Mr. Brooke, Mr. Gable, Mr. Lacy, Mr. Moller, Jay R. Rhoads, Jr., Richard H. Rhoads and Mr. Stern each received an option grant for the purchase of 1,000 shares of the Company's Common Stock following their election at the 1997 Annual Meeting of Stockholders. Each eligible director will be granted an option to acquire 1,000 shares upon each subsequent election at an Annual Meeting of Stockholders of the Company, under similar terms, except that any newly elected director, or continuing director who was first elected subsequent to the previous Annual Meeting or who retires from active employment with the Company in the preceding year, will be granted an option to acquire 3,000 shares following the first subsequent Annual Meeting and an option to acquire 1,000 shares upon each re-election thereafter.

  The Company has established The NEBS Deferred Compensation Plan for Outside Directors, pursuant to which any director who is not an employee of the Company may elect to defer until after his or her retirement as a director or after his or her 70th birthday any or all of the compensation payable by the Company for all services as a director. Each director may elect to be paid in a lump sum on the first day of the first fiscal year beginning after such date or in quarterly installments over a period not to exceed ten years. Interest is credited to each director's account quarterly at the so-called "base rate" of interest of BankBoston, N.A. on the last preceding June 30th and December 31st. No such elections are presently in effect.

                            EXECUTIVE COMPENSATION

  The following table sets forth all compensation paid by the Company to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in all capacities for the fiscal years ended June 27, 1998, June 28, 1997 and June 29, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                    ANNUAL COMPENSATION         AWARDS(1)
                               ------------------------------  ------------
                                                                SECURITIES
        NAME AND                                 OTHER ANNUAL   UNDERLYING     ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY   BONUS   COMPENSATION  OPTIONS (#)  COMPENSATION(2)
   ------------------     ---- -------- -------- ------------  ------------ ---------------
Robert J. Murray........  1998 $393,800 $161,079   $37,492(3)     35,000        $18,360
 Chairman, President and
  CEO                     1997  393,800  263,988    44,499(3)     88,165          5,490
                          1996  212,046        0         0       301,000            495
Edward M. Bolesky.......  1998  180,000   81,538         0        13,100         15,613
 Vice President--Direct
  Marketing               1997  173,000   80,185         0        40,124          8,480
 Telesales & Service      1996  164,800        0         0         7,148          3,125
Robert S. Brown, Jr. ...  1998  170,000   64,258         0         9,600         15,273
 Vice President--Circu-
  lation and              1997  170,000   60,945         0        22,737          5,423
 International            1996  170,000        0         0         7,373          5,773
John F. Fairbanks(4)....  1998  175,000   62,041         0        12,700         11,068
 Vice President--Chief
  Financial               1997  141,667   74,250         0        40,000          4,811
 Officer, Treasurer       1996       --       --        --            --             --
Theodore Pasquarello(5).  1998  200,000   30,580         0        14,500         10,696
 Executive Vice Presi-
  dent,                   1997   57,969        0         0        50,000            247
 President of Chiswick
  Division                1996       --       --        --            --             --

--------
(1) The Company has not issued stock appreciation rights or granted restricted stock awards. In addition, the Company does not maintain a "long-term incentive plan," as that term is defined by applicable rules. Securities underlying options are shares of Common Stock.

(2) The amounts reported represent (i) the dollar value of Company contributions to the account of each Named Executive Officer pursuant to the terms of The 401(k) Plan for Employees of New England Business Service, Inc. and (ii) the dollar value of premiums paid by the Company on group term life insurance for the benefit of the Named Executive Officers.
(3) The amounts reported are the value of the Company's reimbursement to Mr. Murray for his tax liability arising from the Company's payment of lease and expense obligations on an apartment for Mr. Murray's sole use.
(4) Mr. Fairbanks was elected an executive officer of the Company effective October 31, 1996.
(5) Mr. Pasquarello was elected an executive officer of the Company effective March 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                      % OF TOTAL                              VALUE AT ASSUMED
                                       OPTIONS                              ANNUAL RATES OF STOCK
                           NUMBER      GRANTED     EXERCISE             APPRECIATION FOR OPTION TERM
                         OF SHARES   TO EMPLOYEES  PRICE PER EXPIRATION -----------------------------
          NAME           GRANTED(1) IN FISCAL YEAR   SHARE      DATE         5%             10%
          ----           ---------- -------------- --------- ---------- ------------- ---------------
Robert J. Murray........   35,000        7.4%       $30.00    10/30/07  $     660,339 $     1,673,430
Edward M. Bolesky.......   13,100        2.8%        30.00    10/30/07        247,156         626,341
Robert S. Brown, Jr. ...    9,600        2.0%        30.00    10/30/07        181,122         458,998
John F. Fairbanks.......   12,700        2.7%        30.00    10/30/07        239,609         607,216
Theodore Pasquarello....   14,500        3.1%        30.00    10/30/07        273,569         693,278

--------
(1) The stock options awarded vest annually in four equal installments beginning on October 30, 1998 and ending on October 30, 2001, except that all of such options will vest immediately in case of a change in control of the Company.

  This presentation is intended to disclose the potential value which would accrue to the option holder if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated above each column. The application of an absolute mathematical formula results in a higher potential realizable value for options granted at a time when the market value is relatively high. The assumed rates of appreciation of 5% and 10% are prescribed by Securities and Exchange Commission rules on disclosure of executive compensation. The Company does not advocate or necessarily agree that these rates are indicative of future growth in the market price of the Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                 VALUE OF UNEXERCISED
                          NUMBER OF              NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES             OPTIONS AT FISCAL YEAR END         AT FISCAL YEAR END(1)
                          ACQUIRED    VALUE   ------------------------------   -------------------------
          NAME           AT EXERCISE REALIZED EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- -------------   --------------   ----------- -------------
Robert J. Murray........   10,568    $158,832         224,109          192,488 $2,670,662   $1,714,016
Edward M. Bolesky.......    4,650      86,213          60,478           44,138    755,353      229,918
Robert S. Brown, Jr. ...    3,730      33,168          66,446           27,854    890,126      154,183
John F. Fairbanks.......    2,800      41,377          20,955           42,841    196,337      212,655
Theodore Pasquarello....        0           0          12,500           52,000     62,500      198,375

--------
(1) In-the-money options are options where the market value of the underlying securities at June 27, 1998 exceeds the exercise price.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  During fiscal year 1997, the Company amended its defined benefit pension plan (the "Pension Plan") to freeze plan participation at December 31, 1996 and to eliminate further benefit accruals after June 28, 1997. The Company terminated the Pension Plan during the first quarter of fiscal year 1998 and provided for optional lump sum distributions of benefits in lieu of an annuity contract, determined in accordance with a formula set forth in the amended plan. The distributions were paid out of Pension Plan funds without additional employer contributions.

  For the persons named in the Summary Compensation Table, the lump sum distribution payments from the Pension Plan were: Mr. Bolesky, $134,285; Mr. Brown, $136,876; and Mr. Fairbanks, $6,819. In each case, these amounts were rolled over into the executive's account in The 401(k) Plan for Employees of New England Business Service, Inc. Mr. Murray and Mr. Pasquarello did not participate in the Pension Plan.

  Certain of the Named Executive Officers have also participated in the Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan provided for making payments concurrently with payments made under the Pension Plan in amounts equal to the difference between the amount received by an executive (or his contingent beneficiary) under the Pension Plan and the amount which would be receivable in accordance with the Pension Plan's formula if the length of service and annual earnings taken into account in determining the amount payable to any participant as a pension under the Pension Plan were not subject to the maximum service and dollar limitations under the Pension Plan and if the Pension Plan benefit were not subject to an overall annual dollar limitation imposed by law.

  In connection with the curtailment and termination of the Pension Plan, the Company amended the Supplemental Plan to freeze participation in and the accrual of benefits under the plan effective June 28, 1997. For the persons named in the Summary Compensation Table, the amounts accrued under the Supplemental Plan as of June 27, 1998 were: Mr. Bolesky, $6,716; and Mr. Brown, $16,056. Mr. Murray, Mr. Fairbanks and Mr. Pasquarello did not participate in the Supplemental Plan.

DEFERRED COMPENSATION PLAN

  The Company has established the New England Business Service, Inc. Deferred Compensation Plan pursuant to which Named Executive Officers of the Company may elect to defer, until 60 days following the termination of employment with the Company, a portion of all compensation payable by the Company for personal services rendered to the Company during each plan year (the "Deferral Amounts"). Each participating officer may request that the Deferral Amounts be allocated among several available investment options established and offered by the Company. The benefit payable under the plan at any time to a participant following termination of employment is equal to the sum of the applicable Deferral Amounts and any earnings or losses attributable to the investment of such Deferral Amounts.

  The Company has established a trust for the benefit of participants in the Deferred Compensation Plan. Pursuant to the terms of the trust, as soon as possible after any Deferral Amounts have been withheld from a participant in the plan, the Company will contribute such Deferral Amounts to the trust to be held for the benefit of the participant in accordance with the terms of the plan and the trust. However, the assets in the trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the plan to a participant, the Company remains obligated to pay any deficiency.

STOCK COMPENSATION PLAN

  The Company has established the New England Business Service, Inc. Stock Compensation Plan pursuant to which officers (including the Named Executive Officers) and other key employees of the Company may be issued shares of Common Stock in lieu of cash in payment of all or part of their regular, bonus or other special compensation, as determined by the Organization and Compensation Committee. For fiscal year 1998, the

Organization and Compensation Committee determined that each of the Named Executive Officers would be issued shares of Common Stock having a fair market value equal to 25% of the after-tax amounts of the annual bonuses shown in the Summary Compensation Table in lieu of payment of such amounts in cash. Fair market value of the shares issued was determined based on the closing price of the Common Stock as reported on the New York Stock Exchange-Composite Transactions Reporting System prior to the date on which the bonuses were paid. The foregoing awards under the Stock Compensation Plan did not apply to any portion of a bonus that was deferred by a Named Executive Officer under the terms of the Deferred Compensation Plan.

CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into agreements with each Named Executive Officer providing for certain benefits in the event of a change in control of the Company. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 35% or more of either (a) the Company's outstanding Common Stock or (b) the combined voting power of the Company's outstanding voting securities. If a tender offer or exchange offer is made for more than 25% of the combined voting power of the Company's outstanding voting securities, the Named Executive Officer agrees not to leave the employ of the Company, except in the case of disability or retirement, and to continue to render services to the Company until such offer has been abandoned or terminated or a change in control has occurred.

  If, within 24 months after a change in control of the Company, the Named Executive Officer's employment is terminated (a) by the Company other than for cause (as defined in the agreement), disability or retirement or (b) by the Named Executive Officer for good reason (as defined in the agreement), the Company shall pay the Named Executive Officer, in addition to salary, benefits and awards accrued through the date of termination, an amount equal to 1.5 times the average of the Named Executive Officer's earnings, including base salary and bonus, paid during the most recent five (or fewer, if applicable) consecutive calendar years. The Company also agrees to provide the Named Executive Officer with benefits under all employee welfare benefit plans, or equivalent benefits, for up to 30 months following such termination. The Company must give 90 day advance notice of termination to the Named Executive Officer unless such termination is for cause.

  Each change in control agreement continues in effect until July 1, 2001; provided, however, that the agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the change in control agreement, the Company and each Named Executive Officer may terminate the Named Executive Officer's employment at any time. Each change in control agreement terminates if either party terminates the Named Executive Officer's employment before a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During fiscal year 1998, the members of the Organization and Compensation Committee and the Stock Option Committee were Mr. Brooke, Mr. Gable and Mr. Lacy.

                    REPORT OF ORGANIZATION AND COMPENSATION
                     COMMITTEE AND STOCK OPTION COMMITTEE

POLICIES

  In providing for the compensation of the Named Executive Officers, it is the policy of the Organization and Compensation Committee (the "Committee") to recommend base salaries for each of them within salary ranges, the mid-points of which are in general at about the 60th percentile of the base salaries of officers in similar positions in a representative group of non-durable goods manufacturers and direct marketing companies of comparable size, as determined by a nationally recognized compensation and benefits consultant. In addition, annual bonuses are provided for, the payment and amount of which depend upon the Company's degree of attainment of pre-established sales and earnings targets and, in some instances and to varying extents, upon the attainment of pre-established individual objectives. Long-range compensation is tied directly to the increase in value of the Company's Common Stock, and hence takes the form of the award of stock options, with option prices equal to 100% of current market value, in amounts reflecting the level of responsibility of the grantees for the Company's long term success.

  In determining its executive compensation policies from year to year, the Company expects to take appropriate measures to prevent the employee remuneration paid by it from being rendered non-deductible by operation of the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended. Such measures may include (i) limiting the amount of non-performance-based compensation paid to any employee, and (ii) complying with the statutory requirements for exempting performance-based compensation from non-deductibility by obtaining stockholder approval of qualified performance-based plans. In October 1994 and October 1997, such approval was obtained for The New England Business Service Inc. Stock Compensation Plan and the NEBS 1997 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan, respectively.

IMPLEMENTATION

  1. Salaries. The individual salaries of the Named Executive Officers for fiscal year 1998 were recommended by the Committee and approved by the Board of Directors at the beginning of that year in accordance with the above-stated policy. These salary recommendations were made by the Committee after review of individual performance appraisals by the Chief Executive Officer and discussion with him of the performance of the Company during fiscal year 1998 and of the individual performances of the Named Executive Officers (other than himself) during that year. Upon the recommendation of the Chief Executive Officer, the Committee proposed, and the Board of Directors approved, no increase in the Chief Executive Officer's salary for fiscal year 1998.

  2. Annual Bonuses. At the beginning of fiscal year 1998, all of the Named Executive Officers were designated as participants in the Company's Annual Executive Bonus Plan and target bonuses of 70% of base salary for the Chief Executive Officer and 50% of base salary for the other Named Executive Officers were established. Financial performance targets equal to the Company's budgeted net sales and net earnings for fiscal year 1998 were established as the goals for the achievement of 100% of the target bonus for the Chief Executive Officer. A combination of financial performance targets equal to the Company's budgeted net sales and net earnings and business segment net sales for fiscal year 1998 were established as the goals for the achievement of 70% of the target bonuses of each of the other Named Executive Officers having revenue responsibility for particular business segments of the Company. Personal objectives were established for each of the Named Executive Officers, other than the Chief Executive Officer, the attainment of which, in whole or in part, would determine the extent of such officer's right to receive the other 30% of the target bonus.

  Based on these criteria, the Chief Executive Officer received a bonus of 40.9% of his base salary and the other Named Executive Officers received bonuses ranging from 15.3% to 45.3% of their respective salaries.

  3. Stock Options. In October 1997, the Stock Option Committee authorized the granting of a stock option to the Chief Executive Officer to purchase shares with a value on the date of grant equal to 110% of his fiscal year 1998 base salary. At the same meeting, options were granted to the other Named Executive Officers for shares with a value ranging from 70% to 90% of their respective fiscal year 1998 base salaries. These grants were on the same basis as that adopted by the Stock Option Committee in fiscal year 1997, whereby a modified Black-Scholes methodology was employed to value the granted options. In all cases, the per share option exercise price for options granted by the Stock Option Committee in fiscal year 1998 was set at 100% of the then current market value of a share of the Company's Common Stock.

  4. Mr. Murray's Compensation. The process by which the compensation of Robert J. Murray as Chairman, President and Chief Executive Officer of the Company was arrived at is as stated above and differed in no material way from that employed with respect to the other Named Executive Officers. Mr. Murray's base salary was not increased over that salary fixed at the time of his employment as Chairman, President and Chief Executive Officer on December 13, 1995. At his request, and with the approval of the Board of Directors, there has been no subsequent adjustment. Because Mr. Murray's principal residence is located more than 75 miles from the Company's headquarters, the Company furnishes Mr. Murray with an apartment within a shorter commuting distance and reimburses Mr. Murray for his tax liability arising from this arrangement. Otherwise, Mr. Murray was not provided any fringe benefits other than those available to all officers of the Company.

                                 ORGANIZATION AND COMPENSATION
                                 COMMITTEE AND STOCK OPTION COMMITTEE

                                 Peter A. Brooke
                                 Robert L. Gable
                                 Benjamin H. Lacy (Chairman)

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Chiswick Trading, Inc. In connection with the Chiswick acquisition, the Company entered into lease agreements (i) with Theodore Pasquarello and Eileen Pasquarello, as Trustees of the Paris Trust, for 49,700 square feet of space in a building at 31 Union Avenue, Sudbury, Massachusetts, and for 33,000 square feet of space in a building at 25 Union Avenue, Sudbury, Massachusetts, and (ii) with Theodore Pasquarello, as Trustee of E.B. Realty Trust, for 117,000 square feet of space in a building at 33 Union Avenue, Sudbury, Massachusetts. The Company's Chiswick Division is located in these spaces. Each lease agreement has a term of ten years. The combined annual rent payable by the Company under the three lease agreements is approximately $998,500 during the period April 1, 1997 through March 31, 2000, $1,058,400 during the period April 1, 2000 through March 31, 2003, and $1,121,900 during the period April 1, 2003 through March 31, 2007 (in each case excluding the Company's share of operating expenses and real estate taxes). Mr. Pasquarello, who became an executive officer of the Company as a result of the Chiswick acquisition, is a beneficiary of both the Paris Trust and the E.B. Realty Trust. Management believes that the terms of each lease agreement are no less favorable to the Company than could be obtained in a transaction with an unrelated third party.

  During fiscal year 1998, Herbert W. Moller, a director of the Company, provided certain consulting services to the Company with respect to the Company's information systems, for which services Mr. Moller was paid $20,000 and reimbursed for reasonable related expenses. Management believes that the terms of Mr. Moller's engagement were no less favorable to the Company than could have been obtained from a comparably qualified unrelated third party.

  At the end of fiscal year 1998, the Company had outstanding borrowings of approximately $23,500,000 from Fleet National Bank, one of several banks party to an unsecured, revolving line of credit with the Company. Fleet National Bank is a wholly owned subsidiary of Fleet Financial Group, Inc. M. Anne Szostak, a director of the Company, is an executive officer of Fleet Financial Group, Inc.

                               PERFORMANCE GRAPH

  The following chart compares the value of $100 invested in the Company's Common Stock from June 26, 1993 through June 27, 1998 with a similar investment in the S&P 600 Small Cap Stock Index, and in a peer group consisting of six/1/ publicly held companies selected on the basis of similarity to the Company in the nature of products offered, marketing and distribution channels utilized and customer markets served. The comparison assumes that all dividends are reinvested.

                        PERFORMANCE GRAPH APPEARS HERE

                                   NEBS     S&P     PEER GROUP
                                   ----    -----    ----------
FYE 1993                          100.00   100.00     100.00
FYE 1994                          122.49   101.87      95.03
FYE 1995                          134.53   122.61     124.16
FYE 1996                          138.37   154.50     165.93
FYE 1997                          194.09   188.01     132.90
FYE 1998                          243.96   224.60     141.45

PEER GROUP COMPANIES:

Deluxe Corporation             Moore Corporation, Ltd.        Viking Office Products, Inc.
The Reynolds & Reynolds Co.    Global DirectMail Corp.        Ennis Business Forms, Inc.

--------
(1) CSS Industries, Inc. was previously included in the index of peer group companies because of the similarity of that company's Rapidforms subsidiary to the Company's business. In December 1997 the Company acquired the Rapidforms business from CSS Industries, Inc., and as a result, CSS Industries, Inc. has been removed from the index of peer group companies.

                                 PROPOSAL TWO

                     RATIFICATION OF SELECTION OF AUDITORS

  Upon the recommendation of its Audit Committee, the Board of Directors selected the firm of Deloitte & Touche LLP as auditors of the Company for the fiscal year ending June 26, 1999, subject to ratification by a vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. A representative of Deloitte & Touche LLP, which served as auditors for fiscal year 1998, is expected to be present at the Meeting, with the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

  The persons named as proxies in the accompanying form of Proxy intend (unless specific contrary instructions are given) to vote for ratification of the selection of Deloitte & Touche LLP as auditors for the 1999 fiscal year.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 (the "Forms") with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms filed with the SEC and the NYSE.

  Based on the Company's review of the copies of the Forms it has received and written representations from Reporting Persons, the Company believes that all Reporting Persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 1998, except that Richard T. Riley's Form 3 was inadvertently filed more than ten days after his election as an executive officer of the Company.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company, at its offices at 500 Main Street, Groton, Massachusetts 01471, no later than May 14, 1999, in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                      OTHER MATTERS AND VOTING PROCEDURES

  The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that shown above. However, if any other proper business should come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies with respect to any such business in accordance with their best judgment. Matters with respect to which the enclosed form of Proxy confers such discretionary authority are as follows: (i) matters which the Board of Directors does not know of a reasonable time before the mailing of this Proxy Statement are to be presented at the Annual Meeting; (ii) approval of the minutes of the prior meeting of stockholders, such approval not constituting ratification of the action taken at such meeting; (iii) election of any person as a director if any of the nominees named herein are unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting.

  Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers generally may vote these shares in their discretion, depending on the type of proposal involved. Rules of the New York Stock Exchange, however, preclude brokers from exercising their voting discretion on certain proposals. Without specific instructions from the beneficial owner in such case, the broker may not vote on that proposal, giving rise to what is termed a "broker non-vote" on such a proposal. In the event of a broker non-vote with respect to any issue coming before the Meeting, the Proxy will nonetheless be counted as present for purposes of determining the existence of a quorum.

  The vote required for election of directors is the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote thereon. Unless authority to vote for any director is withheld in the Proxy, votes will be cast in favor of election of the nominees listed herein. Votes withheld from election of directors will be excluded entirely from the vote and will have no effect.

  The cost of preparing, assembling and mailing the proxy material will be borne by the Company. In addition to the use of the mails, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and to request instruction for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection therewith.

  Any stockholder giving a Proxy in the accompanying form retains the power to revoke it, by appropriate written notice to the Secretary of the Company or by the giving of a later-dated Proxy, at any time prior to the exercise of the powers conferred thereby. Attendance in person at the Meeting will not in itself be deemed to revoke a Proxy unless the stockholder gives an affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and to vote in person.

  The Nominating Committee will accept stockholders' suggestions on candidates to consider as potential Board members as part of the Committee's review of the composition of the Board. Such recommendations may be sent to the Nominating Committee through the Company Secretary at New England Business Service, Inc., 500 Main Street, Groton, MA 01471.

  The shares represented by a Proxy will be voted as directed by the stockholder giving the Proxy.

  IF NO CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED (1) TO FIX THE NUMBER OF DIRECTORS AT SEVEN AND TO ELECT THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS," (2) TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR FISCAL YEAR 1999, AND (3) IN THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

[X] Please mark
    votes as in
    this example.

The shares represented by this proxy will be voted as directed by the undersigned. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS AS DESCRIBED IN DETAIL IN THE PROXY STATEMENT.

1. To fix the number of persons constituting the full Board of Directors at seven and to elect the following nominees as directors: Robert L. Gable, Benjamin H. Lacy, Herbert W. Moller, Robert J. Murray, Richard H. Rhoads, Brian E. Stern and M. Anne Szostak.
              FOR       WITHHELD
             [   ]       [   ]

[   ]
     --------------------------------------
     For all nominees except as noted above
                                                       FOR   AGAINST  ABSTAIN
2. To ratify the selection of Deloitte & Touche LLP   [   ]   [   ]    [   ]
   as independent auditors of the Company for the current fiscal year ending June 26, 1999.

3. And to vote and act upon any other business which may properly come before the meeting or any adjournment thereof.


MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [   ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [   ]



Please sign exactly as your name is printed opposite. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give title. If stock is held in joint names, all named stockholders should sign.


Signature:                          Date:
          -------------------------      -----------------



Signature:                          Date:
          -------------------------      -----------------

                                     PROXY

                      NEW ENGLAND BUSINESS SERVICE, INC.

                  Meeting of Stockholders - October 23, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF NEW ENGLAND BUSINESS SERVICE, INC.



The undersigned stockholder in New England Business Service, Inc. (the "Company") hereby appoints Robert J. Murray, Edward M. Bolesky and John F. Fairbanks and each of them, attorneys, agents and proxies, with power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote, and, if applicable, hereby directs the trustee of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") to vote all shares of Common Stock of the Company allocated to the account of the undersigned or otherwise which the undersigned is entitled to vote pursuant to the Plan, at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 500 Main Street, Groton, Massachusetts on October 23, 1998 at 10:00 a.m., Eastern Daylight Savings Time, and any adjournments thereof.


----------------                                                ----------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
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